EXHIBIT 23.5

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 6 to the Registration Statement on Form S-11 of Global Income Trust, Inc. of our report dated December 6, 2011, relating to the statement of revenues and certain expenses of Heritage Commons IV, which appears in Global Income Trust, Inc’s Current Report on Form 8-K/A (Amendment No. 1) dated October 27, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida

April 25, 2012